EXHIBIT 10.1

AMENDMENT TO SEVERANCE AGREEMENT AND GENERAL RELEASE

This is a an amendment to the Severance Agreement and General Release  by and between Michael A. Jessee (“Mr. Jessee”)  and Federal Home Loan Bank of Boston (“FHLBB” or “the Employer”), dated December 31, 2008 (“the Agreement”), and is made pursuant to paragraph 14 of the Agreement.  The Agreement and the Amendment shall be referred to as “the Amended Agreement.”

As a result of an order issued by the Federal Housing Finance Agency, James B. Lockhart III, Director, on April 28, 2009 regarding the amount of severance and benefits that FHLBB is permitted to pay Mr. Jessee, the Agreement is hereby modified as set forth below.   All other terms of the Agreement remain in full force and effect.

1.               Paragraph 8(c) is hereby amended as follows:

During the twelve (12) months from May 1, 2009 through April 30, 2010 (the “severance pay period”), FHLBB shall provide Mr. Jessee with salary continuation at his current base rate of pay.  The severance payments shall be paid through FHLBB’s normal payroll, minus normal deductions for taxes.  Should Mr. Jessee die during the severance pay period, all unpaid amounts shall be paid to his estate.  Mr. Jessee shall not accrue any benefits during the severance pay period.

2.             Paragraph 8(e) is stricken from the Agreement.  Mr. Jessee is not eligible for a 2008 bonus and was not paid a 2008 bonus.

3.             In accordance with paragraph 15 of the Agreement, Mr. Jessee has up to 21 days to consider the Amended Agreement before executing it, although he has the right to take less time should he choose to do so.  Mr. Jessee also has the right to revoke the Amended Agreement within seven (7) days after executing this Amended Agreement, the Workers Compensation Statement (attached as Exhibit B to the Agreement), and the General Release (attached as Exhibit C to the Agreement). Any such revocation must be in writing and written notice shall be provided to Ellen McLaughlin, Sr. Vice President and General Counsel, Federal Home Loan

Bank Boston.  The Amended Agreement, including the Workers Compensation Statement and General Release, shall not become effective or enforceable until the expiration of the revocation period, and no payments or actions called for by FHLBB under the Amended Agreement shall be made until the expiration of such revocation period.

4.             If any provision of this Amended Agreement, or any portion thereof, is found to be invalid, illegal, or unenforceable under any applicable statute, administrative order, or rule of law, then such provision or portion therefore shall be deemed omitted, and the validity, legality and enforceability of the remaining provisions of this Amended Agreement shall not in any way be affected or impaired.

Federal Home Loan Bank of Boston

/s/ Michael A. Jessee	/s/ Jan Miller
Michael A. Jessee	Jan Miller, Chairman of the Board

Date: April 30, 2009	Date: April 30, 2009